Exhibit 99.1

October 26, 2018

Dear Cooperative Leader:

Over the past year and a half, we’ve pledged our commitment to provide you with regular updates on CHS financial and business performance. With that in mind, I want to make you aware that today we filed a document with the Securities and Exchange Commission stating our intent to restate financial results for fiscal years 2015, 2016, 2017 and the first three quarters of 2017 and 2018. We will be accomplishing this restatement by filing restated financials for the affected periods.

We are restating results for those periods because of an employee’s misconduct relating to valuation of rail freight contracts and a technical accounting error. Specifically, rail freight contract values and quantities were intentionally over stated and certain rail freight items were incorrectly accounted for as derivatives on the balance sheet. Management discovered the misstatements during an investigation. The employee has been terminated.

While the investigation is not yet complete, findings to date indicate there was no monetary loss to CHS, however the company will incur additional costs related to this matter. Any over stated non-cash values will be written off and reflected in the restated financial results. Despite the material nature of the restatement, the CHS balance sheet and financial foundation remain strong.

We are taking immediate action to assess and strengthen internal controls, including enhanced internal controls for mark-to-market valuation across the company. This will require continued focus and resources. Your company’s leaders and Board of Directors are committed to integrity, transparency and improving our system of internal controls over financial reporting.

We remain committed to returning $150 million in cash to owners based on fiscal 2018 results as we communicated earlier this fall.

I hope to see you at the CHS Annual Meeting Dec. 6 - 7 in Minneapolis, where we look forward to sharing with you the solid progress we’ve made as well as looking ahead to how CHS will continue to evolve and grow to meet your changing needs.

We value your continued business and support.

Sincerely,

/s/ Jay D. Debertin

Jay D. Debertin
President and CEO

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